Exhibit 99.2
For further information contact
Bob Weatherly 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Closes Sale of 50% Working Interest
In Entrada Field To CIECO Energy (US) Limited
          Natchez, MS, April 8, 2008 — Callon Petroleum Company (NYSE: CPE) announced today that it has completed the sale of a 50% working interest in the Entrada Field, located in the Deepwater Region of the Gulf of Mexico, to CIECO Energy (US) Limited, a subsidiary of Tokyo-based ITOCHU Corporation.
          At closing, CIECO paid Callon $155 million and reimbursed Callon $12.6 million for 50% of Entrada capital expenditures incurred prior to the closing date. In addition, CIECO agreed to fund half of a $40 million future contingent payment owed by Callon to BP Exploration and Production Company, the former majority interest owner of the field. As part of the transaction, CIECO has also agreed to provide a loan to Callon for $150 million of field development costs through initial production. Callon retained 50% working interest and will continue as operator of the field. The transaction has an effective date of January 1, 2008 and is pursuant to a Purchase and Sale Agreement dated February 11, 2008.
          “With first production anticipated to be less than a year away, the Entrada Field development is expected to have a significant, favorable impact on the company, and is anticipated to double our production from current levels,” Fred Callon, chairman and CEO, commented. “We are excited to have CIECO as our partner in the Entrada development.”
          ITOCHU Corporation, CIECO’s parent company, is one of the oldest and most highly respected international trading houses in Japan with a global enterprise which includes significant long-term investments in the energy industry
          Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, and the offshore waters of the Gulf of Mexico.
          It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
#